Exhibit 99.1

Press Release – 12-03-2009

TAXMASTERS, INC. MAKES WAVES ON THE BIG BIZ SHOW

HOUSTON, Tx.—(PR Web)—December 3, 2009—TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, was featured Monday on the Big Biz Show with Sully Sullivan and Russ T Nailz (http://bigbizshow.com) as part of a segment aptly named “Small Caps are People, too.” The hosts interviewed Alex Clamon, the Vice President of Sales for TaxMasters. While Sullivan seemed most interested in how TaxMasters had quietly become the first IRS tax resolution company to be publicly traded, Nailz was practically signing up for tax help on the spot.

Concerning TaxMasters’ trending success, Clamon credits the company’s growth to smart planning, the growing number of taxpayers facing tax problems, and the growing tax gap. With IRS collections down for the year, the implication is the IRS will feel increased pressure to find and collect more revenue, which means more potential clients for TaxMasters.

“I see opportunity,” remarked Sullivan. “I go to the gym. I’m on radio and TV and I see you guys everywhere.”

“Most of our clients are good people who made bad mistakes,” stated Clamon. “They need help… so they can resume their lives.”

To listen to the segment with Clamon in its entirety, go to the “Audio” tab at http://bigbizshow.com/media and click on “The Big Biz Show 11/30 Hour 2.”

About TaxMasters, Inc.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as “believes,” “expects,” “beginning,” “intended,” “planned”) regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Contact

TaxMasters, Inc., Houston

DeWayne Logan

281.497.4226 x7000